CAROLINA FINANCIAL CORPORATION

EMPLOYMENT AGREEMENT

This Agreement (the “Agreement”) is made effective as of the 1st day of May, 2008 (the “Effective Date”) by and between Carolina Financial Corporation, a South Carolina corporation (the “Company”), and Jerold Lee Rexroad (“Executive”).

WHEREAS, the Company wishes to assure itself of the continued services of Executive for the period provided in this Agreement; and

WHEREAS, the Company engages in no independent activities other than owning the stock of its subsidiary depository institutions; and

WHEREAS, Executive is willing to serve in the employ of the Company for the said period set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1. POSITION AND RESPONSIBILITIES

During the period of his employment hereunder, Executive agrees to serve in the position as Executive Vice President of the Company((the “Executive Position”). In addition, Executive agrees to assume responsibilities of retail mortgage operations and mortgage investments of the Company and is expected to increase correspondent opportunities with Crescent Mortgage Company, a wholly owned subsidiary of the Company. Failure to reelect Executive as Executive Vice President of the Company as set forth in this section in accordance with the terms of Section 2(a) without the consent of Executive during the term of this Agreement, shall constitute an Event of Termination.

2. TERM AND DUTIES

(a) The period of Executive’s employment under this Agreement shall begin as of the date first above written and shall continue for a period of thirty-six (36) full calendar months thereafter. During said term, Executive shall perform the normal and customary duties associated with the Executive Position set forth in Section 1. Commencing on the first anniversary date of this Agreement, and continuing at each anniversary date thereafter, the Agreement shall renew for an additional year such that the remaining term shall be three (3) years unless written notice is provided to Executive at least ten (10) days and not more than thirty (30) days prior to any such anniversary date, that this Agreement shall not renew, in which event this Agreement shall expire at the end of thirty-six (36) months following such anniversary date. Prior to each notice period for non-renewal, the disinterested members of the Board of Directors of the Company (“Board”) will conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to extend the Agreement, and the results thereof shall be included in the minutes of the Board’s meeting.

(b) During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the Executive Position, provided, however, that Executive may continue to participate in the business activities in which he is participating at the time of execution of this Agreement (as set forth on Schedule A attached hereto) so long as such activities do not interfere with the performance of his duties hereunder, and provided further, that with the approval of the Board or its designee, as evidenced by a resolution of such Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, business companies or business organizations, which, in such Board’s judgment, will not present any conflict of interest with the Company or its subsidiaries, or materially affect the performance of Executive’s duties pursuant to this Agreement (it being understood that membership in social, religious, charitable or similar organizations does not require Board approval pursuant to this Section 2(b)).

3. COMPENSATION AND REIMBURSEMENT

(a) The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 2(b). The Company shall pay Executive as compensation a salary of not less than $200,000 per year (“Base Salary”) for the performance of his duties in the positions specified in Section 1 hereof. Such Base Salary shall be payable no less frequently than monthly. During the period of this Agreement, Executive’s Base Salary shall be reviewed at least annually no later than December 1 of each year. Such review shall be conducted by a Committee designated by the Board, and the Board may increase, but not decrease, Executive’s Base Salary (any increase in Base Salary shall become the “Base Salary” for purposes of this Agreement). In addition to the Base Salary provided in this Section 3(a), the Company shall provide Executive, at no cost to Executive, with all such other benefits as are provided uniformly to permanent full-time employees of the Company.

(b) Executive will be entitled to participate in, or receive benefits under, any employee benefit plans including, but not limited to, retirement plans, supplemental retirement plans (other than the Elite LifeComp Plan or any successor to the Elite LifeComp Plan that may be adopted in the future), pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Company or Community FirstBank in the future to senior executives and key management employees, subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements. Executive will be entitled to incentive compensation and bonuses as provided in any plan of the Company or its subsidiaries in which Executive is eligible to participate (and he shall be entitled to a pro rata distribution under any incentive compensation or bonus plan as to any year in which a termination of employment occurs, other than Termination for Cause). Assuming Executive remains in the employ of the Company through December 31, 2008 of this Agreement, Executive will be entitled to a guaranteed bonus at the end of such period of Fifty Thousand Dollars ($50,000). Assuming Executive remains in the employ of the Company through December 31, 2009, Executive will be entitled to a guaranteed bonus at the end of such period of One Hundred Thousand Dollars ($100,000). If Executive remains in the employ of the Company through December 31, 2010, Executive will be entitled to incentive compensation in an amount up to 100% of Executive’s then Base Salary (paid during the third year of this Agreement). The bonuses to which Executive will be entitled under this paragraph will be paid to Executive within two and one-half months following the end of said periods, provided Executive remains employed with the Company at such time and provided, however, that if the Company is not in compliance with its minimum capital requirements or if such payments would cause the Company’s capital to be reduced below its minimum capital requirements, such payments shall be deferred until such time as the Company is in capital compliance. Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

(c) Executive shall receive 10,000 shares of restricted common stock of the Company on the Effective Date, which shares shall vest in equal annual installments over a five (5) year period on each anniversary of the Effective Date, and shall be permitted during the term of this Agreement to purchase up to $1 million of common stock of the Company, as available and at market prices.

(d) The Company shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred by Executive performing his obligations under this Agreement, including transportation and lodging expenses incurred for commuting from Myrtle Beach, SC to Charleston, SC until June 30, 2010, and may provide such additional compensation in such form and such amounts as the Board may from time to time determine in accordance with standards set by the Board.

4. PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION

The provisions of this Section shall in all respects be subject to the terms and conditions stated in Section 8.

(a) The provisions of this Section shall apply upon the occurrence of an Event of Termination (as herein defined) during Executive’s term of employment under this Agreement. As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following:

(i)	the termination by the Company of Executive’s full-time employment hereunder for any reason other than (A) Disability or Retirement, as defined in Section 6 hereof, (B) following a Change in Control, as defined in Section 5(a) hereof, or (C) Termination for Cause as defined in Section 7 hereof; or
(ii)	Executive’s written notice of resignation from the Company’s employ, upon any

(A)	failure to elect or reelect or to appoint or reappoint Executive to the position of Executive Vice President of the Company as set forth in Section 1 during the term of this Agreement in accordance with Section 2(a) of this Agreement,
(B)	material reduction in the benefits and perquisites to Executive from those being provided as of the Effective Date of this Agreement,
(C)	liquidation or dissolution of the Company other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive, or
(D)	any other material breach of this Agreement by the Company.

Upon the occurrence of any event described in clauses (ii) (A), (B), (C) or (D), of this Section 4(a), Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon sixty (60) days prior written notice, which notice must be given by Executive within a reasonable period of time (not to exceed four calendar months) after the occurrence of such event. Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Company, Executive, after giving due notice specified above, shall not waive any of his rights under this Agreement and this Section 4 by virtue of the fact that Executive has submitted his resignation but has remained in the employment of the Company and is engaged in good faith discussions to resolve any occurrence of an event described in clauses (ii) (A), (B), (C) or (D) of this Section 4(a).

(b) Upon the occurrence of an Event of Termination, on the Date of Termination, as defined in Section 8, the Company shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to the greater of the payments due for the remaining term of the Agreement or three (3) times the average of the annualized Base Salary over the preceding three (3) years, including bonuses and any other cash compensation paid to Executive during each of such years, and the amount of any benefits received pursuant to any employee benefit plans, on behalf of Executive, maintained by the Company during such period; provided, however, that if the Company is not in compliance with its minimum capital requirements or if such payments would cause the Company’s capital to be reduced below its minimum capital requirements, such payments shall be deferred until such time as the Company is in capital compliance. Upon the occurrence of an Event of Termination, any payments shall be made in a lump sum within thirty (30) days after the Date of Termination, or in the event that Code Section 409A applies and Executive is a “specified employee” within the meaning of Treasury Regulations §1.409A-1(i), such payments shall be made in a lump sum on the first day of the seventh month following Executive’s Date of Termination. Such payment(s) shall not be reduced in the event Executive obtains other employment following termination of employment. Notwithstanding anything herein to the contrary, in the event of a Change in Control, as defined in Section 5 hereof, followed within one (1) year by an Event of Termination, any payments to Executive under this Agreement shall be made in accordance with Section 5 hereof.

(c) Notwithstanding the provisions of Sections 4(a) and (b), and in the event that there has not been a Change in Control as defined in Section 5(a), upon the voluntary termination by Executive upon giving sixty (60) days notice to the Company (which shall not be deemed to constitute an “Event of Termination” as defined herein), the Company, at the discretion of the Board of Directors, may pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, a severance payment in an amount to be determined by the Board at the time of such voluntary termination by Executive. Such severance payment shall not exceed three (3) times the average of the annualized Base Salary over the preceding three (3) years or such shorter period as Executive shall have been employed by the Company, including bonuses and any other cash compensation paid to Executive during such years, and the amount of any benefits received pursuant to any employee benefit plans, on behalf of Executive, maintained by the Company during such period; provided, however, that if the Company is not in compliance with its minimum capital requirements or if such payments would cause the Company’s capital to be reduced below its minimum capital requirements, such payments shall be deferred until such time as the Company is in capital compliance.

(d) Upon the occurrence of an Event of Termination, the Company will cause to be continued life insurance and non-taxable medical and dental coverage substantially identical to the coverage maintained by the Company or its subsidiary for Executive prior to his termination. Such coverage shall cease upon the expiration of the remaining term of this Agreement.

(e) For purposes of Section 4, an “Event of Termination” and “voluntary termination of employment” as used herein shall mean “Separation from Service” as defined in Code Section 409A and the Treasury Regulations promulgated thereunder, provided, however, that the Company and Executive reasonably anticipate that the level of bona fide services Executive would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

5. CHANGE IN CONTROL

(a) The term “Change in Control” means (1) an event of a nature that (i) results in a change in control of the Company within the meaning of the applicable federal and state statutes governing the acquisition of control of the Company, and applicable regulations promulgated thereunder as in effect on the date hereof, or (ii) would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), assuming such provisions apply to the Company; (2) any person (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing 25% or more of the Company’s outstanding securities; (3) individuals who are members of Incumbent Board (as defined below) cease for any reason to constitute at least a majority thereof; (4) a reorganization, merger, consolidation, sale of all or substantially all of the assets of the Company or a similar transaction in which the Company is not the resulting entity; or (5) a proxy statement is distributed that solicits proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan are exchanged for or converted into cash or property or securities not issued by the Company. The term “Change in Control” shall not include an acquisition of securities by an employee benefit plan of the Bank or the Company or the acquisition of securities of the Company in connection with the initial stock offering of the Company. In the application of the applicable statutes to a determination of a Change in Control, determinations shall be made by the Board. For purposes of this section 5(a), “Incumbent Board” means the Board of Directors of the Company on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by stockholders was approved by the nominating committee serving under an Incumbent Board, shall be considered as though he were a member of the Incumbent Board.

(b) If any of the events described in Section 5(a) hereof constituting a Change in Control have occurred, Executive shall be entitled to the benefits provided in paragraphs (c), (d) and (e) of this Section 5 upon his subsequent termination of employment at any time during the term of this Agreement (regardless of whether such termination results from (i) his resignation, provided such resignation occurs within one (1)year of a Change in Control, or (ii) his dismissal), unless such termination is because of his death, Retirement, or termination for Disability in which case Executive shall be entitled to the benefits described in Section hereof. Upon the Change in Control, Executive shall have the right to elect to terminate his employment with the Company for a period of one year following a Change of Control, for any reason, during the term of this Agreement.

(c) Upon the occurrence of a Change in Control followed by Executive’s termination of employment (other than a Termination for Cause), the Company shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to the greater of the payments due for the remaining term of the Agreement or 2.99 times the average of the five preceding years’ Base Salary or such shorter period as Executive shall have been employed by the Company, including bonuses and any other cash compensation paid to Executive during such years, and the amount of any contributions made to any employee benefit plans, on behalf of Executive, maintained by the Company during such years. Any payments to which Executive may be entitled under this Section 5(c) shall be made in a lump sum within thirty (30) days after the Date of Termination following the Change in Control, or in the event that Code Section 409A applies and Executive is a “specified employee” within the meaning of Treasury Regulations §1.409A-1(i), such payments shall be made in a lump sum on the first day of the seventh month following Executive’s Date of Termination.

(d) Upon the occurrence of a Change in Control followed by Executive’s termination of employment (other than a Termination for Cause), the Company will cause to be continued life insurance and non-taxable medical and dental coverage substantially identical to the coverage maintained by the Company for Executive prior to his severance. Except as set forth in sub-section (3) below, such coverage and payments shall cease upon the expiration of thirty-six (36) months from Executive’s termination of employment.

(e) Excise Tax Indemnification.

(i)	In the event that any payments or benefits provided or to be provided to Executive pursuant to this Agreement, in combination with payments or benefits, if any, from other plans or arrangements maintained by the Company, constitute “excess parachute payments” under Section 2800 of the Code, and are subject to excise tax under Section 4999 of the Code, the Company shall reimburse Executive, in cash, an additional amount equal to the amount of the Gross Up Payment as defined below. The “Gross Up Payment” shall be the amount needed to ensure that the amount of such payments and the value of such benefits received by Executive (net of such excise tax and any federal, state and local tax on the Company’s payment to him attributable to such excise tax) equals the amount of such payments and value of such benefits as he would receive in the absence of such excise tax and any federal, state and local tax on the Company’s payment to him attributable to such excise tax. The Company shall reimbursement Executive an amount equal to the Gross Up Payment by no later than the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes to the requiring taxing authority.
(ii)	For purposes of determining the amount of the Gross Up Payment, the value of any non-cash benefits and deferred payments or benefits shall be determined by the Company’s independent auditors in accordance with the principles of Section 2800(d)(3) and (4) of the Code.
(iii)	In the event that, after the Gross Up Payment is made, the amount of the excise tax described in Section 5(f)(i) hereof is determined to be less than the amount calculated in the determination of the actual Gross Up Payment made by the Company, Executive shall repay to the Company, at the time that such reduction in the amount of excise tax is finally determined, the portion of the Gross Up Payment attributable to such reduction, plus interest on the amount of such repayment at the applicable federal rate under Section 1274 of the Code from the date of the Gross Up Payment to the date of the repayment. The amount of the reduction of the Gross Up Payment shall reflect any subsequent reduction in excise taxes resulting from such repayment.

(iv)	In the event that, after the Gross Up Payment is made, the amount of the excise tax described in Section 5(f)(i) hereof is determined to exceed the amount anticipated at the time the Gross Up Payment was made, the Company shall reimburse Executive, in immediately available funds, at the time that such additional amount of excise tax is finally determined, an additional payment (“Additional Gross Up Payment”) equal to such additional amount of excise tax and any federal, state and local taxes thereon, plus all interest and penalties, if any, owed by Executive with respect to such additional amount of excise and other tax by no later than the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes to the requiring authority.

(f) For purposes of Section 5, “termination of employment” as used herein shall mean “Separation from Service” as defined in Code Section 409A and the Treasury Regulations promulgated thereunder, provided, however, that the Company and Executive reasonably anticipate that the level of bona fide services Executive would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

6. TERMINATION UPON RETIREMENT, DISABILITY OR DEATH

(a) Termination by the Company of Executive based on “Retirement” shall mean termination in accordance with the Company’s retirement policy or in accordance with any retirement arrangement established with Executive’s consent with respect to him. Upon termination of Executive upon Retirement, no amounts or benefits shall be due to Executive under this Agreement, and Executive shall be entitled, if eligible, to all benefits under any retirement plan of the Company and other plans to which Executive is a party or in which he participates immediately prior to his Date of Termination.

(b) Termination by the Company of Executive’s employment based on “Disability” shall mean Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for continuous period of not less than twelve (12) months, Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (iii) Executive is determined to be totally disabled by the Social Security Administration. In the event of such Disability, Executive’s obligation to perform services under this Agreement will terminate. In the event of such termination, Executive shall receive the benefits provided under any disability program sponsored by the Company or its subsidiaries. To the extent that such benefits are less than Executive’s Base Salary, the Company shall pay Executive an amount equal to the difference between such disability plan benefits and the amount of Executive’s Base Salary for the remaining term of the Agreement, or one year, whichever is a longer period of time, following the termination of his employment due to Disability. Accordingly, any payments required hereunder shall commence within thirty (30) days from the Date of Termination due to Disability and be payable in equal monthly installments.

(c) In the event of Executive’s death during the term of the Agreement, his estate, legal representatives or named beneficiaries (as directed by Executive in writing) shall be paid Executive’s Base Salary as defined in Paragraph 3(a) at the rate in effect at the time of Executive’s death for a period of one (1) year from the date of Executive’s death, and the Company will continue to provide non-taxable medical, dental, family and other benefits normally provided for an executive’s family for one (1) year after Executive’s death.

7. TERMINATION FOR CAUSE

The term “Termination for Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations, regulations that do not adversely affect the Company or its employees, or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institution industry. For purposes of this paragraph, no act or failure to act on the part of Executive shall be considered “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a Notice of Termination, as specified in Section 8(c) hereof. A Notice of Termination shall be issued pursuant to a resolution, duly adopted by the affirmative vote of not less than a majority of the members of the Board, at a meeting of the Board called and held for that purpose (after reasonable notice, in writing, to Executive), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. In the event of Termination for Cause, Executive shall be immediately suspended from the performance of his duties hereunder. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause, except as provided in Section 8(c) hereof.

8. NOTICE

(a) Any purported termination by the Company or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b) “Date of Termination” shall mean (A) if Executive’s employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination.

(c) If, within thirty (30) days after any Notice of Termination for Cause is given, Executive notifies the Company that a dispute exists concerning the termination, Executive shall be entitled to an opportunity, together with counsel, to a hearing before the Board within thirty (30) days of notifying the Board of such dispute. Any adverse determination by the Board following such hearing may be submitted by Executive to binding arbitration pursuant to Section 17 hereof. In the event that it is determined by the Board or pursuant to arbitration that Termination for Cause did not exist or such dispute is otherwise decided in Executive’s favor, Executive shall be entitled to receive all compensation and benefits which should have been paid under either Section 4 or 5, with interest at the prime rate on such cash payments that should have been made during such period, and Executive shall be reinstated to his position and duties hereunder.

9. POST-TERMINATION OBLIGATIONS

(a) All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with paragraph (b) of this Section 9 during the term of this Agreement and for one (1) full year after the expiration or termination hereof.

(b) Executive shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party, except for litigation between the Company or the Company and Executive.

10. COVENANT NOT TO COMPETE

Executive hereby covenants and agrees that for a period of one (1) year following the date of his termination of employment with the Company, if such termination occurs prior to the end of Executive’s term of employment under this Agreement, he shall not, without the written consent of the Board, become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, partner or trustee of any bank or bank holding company, savings bank, savings and loan association, savings and loan holding company, any mortgage or loan broker or any other entity competing with the Company or its affiliates if such position entails working within (or providing services within) a thirty (30) mile radius of the Company’s main office; provided, however, that this Section 10 shall not apply if Executive’s employment is terminated (i) for Disability or Retirement, as defined in Section 6 hereof, (ii) following a Change in Control, as defined in Section 5(a) hereof, or (iii) based upon Termination for Cause as defined in Section 7 hereof.

11. EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Company or any predecessor of the Company and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

12. SOURCE OF PAYMENTS

(a) All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Company.

(b) Notwithstanding any provision herein to the contrary, to the extent that payments and benefits, as provided by this Agreement, are paid to or received by Executive from the Company’s subsidiaries for services actually rendered, such compensation, payments and benefits paid by such subsidiaries will be subtracted from any amount due Executive from the Company under this Agreement.

13. NO ATTACHMENT

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Company and their respective successors and assigns.

14. MODIFICATION AND WAIVER

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

15. SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

16. HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

17. GOVERNING LAW

This Agreement shall be governed by the laws of the State of South Carolina but only to the extent not superseded by federal law.

18. ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location mutually agreed upon by the Company and Executive that is within twenty-five (25) miles from the location of the Company, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

19. PAYMENT OF LEGAL FEES

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement whether brought by the Company or any successors thereto, or whether brought by Executive in good faith shall be paid or reimbursed by the Company, regardless of the outcome of the dispute or interpretation. Any reimbursement that is to be made to Executive pursuant to this Section 18 shall occur no later than two and one-half months after the dispute is settled or resolved in Executive’s favor.

20. INDEMNIFICATION

The Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under federal law or the laws of the State of South Carolina, as applicable, against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company or the Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board). if such action, suit or proceeding is brought against Executive in his capacity as an officer or director of the Company, however, such indemnification shall not extend to matters as to which Executive is finally adjudged to be liable for willful misconduct in the performance of his duties.

21. SUCCESSOR TO THE COMPANY

The Company shall require any successor or assignee, whether director indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

SIGNATURES

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by their duly authorized officers, and Executive has signed this Agreement, on the day and date first above written.

ATTEST:	CAROLINA FINANCIAL CORPORATION

/s/ Delores O. Harris	/s/ Frank E. Lucas
Frank E. Lucas
Chairman of the Compensation Committee

WITNESS:	EXECUTIVE

/s/ Ann Sonnycalf	/s/ Jerold Lee Rexroad
Jerold Lee Rexroad